Exhibit 5.1

Baker & McKenzie LLP One Prudential Plaza, Suite 3500 130 East Randolph Drive Chicago, Illinois 60601, USA Tel: +1 312 861 8000 Fax: +1 312 861 2899 chicago.information@bakernet.com www.bakernet.com

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Washington, DC

April 24, 2009

Abbott Laboratories

100 Abbott Park Road

Abbott Park, Illinois 60064-6400

Re:                               Abbott Laboratories 2009 Incentive Stock Program

Ladies and Gentlemen:

We have acted as counsel for Abbott Laboratories, an Illinois corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of 221,224,975 common shares, without par value, of the Company (the “2009 Program Shares”) pursuant to the Abbott Laboratories 2009 Incentive Stock Program (the “2009 Program”) and 23,286,494 common shares, without par value, of the Company (the “1996 Program Shares”) pursuant to the Abbott Laboratories 1996 Incentive Stock Program, as amended (the “1996 Program”).  The 2009 Program Shares and the 1996 Program Shares are collectively referred to as the “Shares.”

We have reviewed a copy of the Program, and we have examined the originals, or photostatic or certified copies, of such records of the Company, of certificates of officers of the Company and of public documents, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company, and when the 2009 Program Shares are issued in accordance with the terms of the 2009 Program and the 1996 Program Shares are issued in accordance with the terms of the 1996 Program, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to the laws of the State of Illinois and the federal laws of the United States of America.

This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

Very truly yours,

/s/ BAKER & MCKENZIE LLP